FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:
July 21, 2011	Terry L. Sager
President and CEO
(215) 945-1200

WILLIAM PENN BANCORP, INC. DECLARES CASH DIVIDEND

Levittown, Pennsylvania – William Penn Bancorp, Inc. (OTC WMPN), the parent holding company of William Penn Bank, FSB, Levittown, Pennsylvania, today announced the declaration of a $0.15 per share annual cash dividend payable on August 12, 2011, to stockholders of record as of the close of business on August 3, 2011.  The directors voted to pay this dividend after reviewing the Company’s results of operations and financial condition at and for the fiscal year ended June 30, 2011.  “This is our first dividend and we believe it is a significant milestone in our Company since we went public in 2008. Our Board of Directors is strongly committed to enhancing shareholder value in our Company.  We are able to pay this dividend as a result of the continued profitability of the Company,” remarked Terry L. Sager, President and Chief Executive Officer, of William Penn Bancorp, Inc.

The Board anticipates paying cash dividends on an annual basis, subject to determination and declaration by the Board of Directors, which will take into account a number of factors, including the financial condition of the Company and the Bank, and regulatory restrictions on the payment of dividends by the Bank to the Company.  If paid, such dividends may be reduced or eliminated in future periods.

William Penn Bank, FSB conducts a traditional community bank operation, offering retail banking services, one- to four-family mortgage loans, multi-family, commercial and other real estate mortgage loans, construction loans, automobile loans, second mortgage loans and other consumer loans. William Penn Bank, FSB operates from its main office in Levittown, Pennsylvania and additional branch offices in Levittown, Morrisville and Richboro, Pennsylvania.  William Penn Bank, FSB maintains a website at www.willpenn.com. and its deposits are insured up to the maximum legal amount by the Federal Deposit Insurance Corporation (FDIC).  The Company's common stock is traded on the OTC Bulletin Board under the symbol "WMPN."

This release may contain forward-looking statements.  We caution that such statements may be subject to a number of uncertainties and actual results could differ materially and, therefore, readers should not place undue reliance on any forward-looking statements.  William Penn Bancorp, Inc. does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

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